SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K


                                 CURRENT REPORT


     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported): June 17, 1998

                      HIGHWOODS REALTY LIMITED PARTNERSHIP
               (Exact name of registrant specified in its charter)

    North Carolina                          0-21731                                     56-1869557
(State of Formation)                (Commission File Number)               (IRS Employer Identification No.)



         3100 Smoketree Court, Suite 600, Raleigh, North Carolina 27604
               (Address of principal executive offices, zip code)


       Registrant's telephone number, including area code: (919) 872-4924

Item 5.           OTHER EVENTS

         As previously reported, Highwoods Properties, Inc,. ("Highwoods") has entered into an Agreement and Plan of Merger (as amended, the "Merger Agreement') with J. C. Nichols Company ("JCN"). The merger (the "Merger") is subject to the approval of the shareholders of JCN at its special meeting scheduled for July 1, 1998. On June 17, 1998, the Board of Directors of JCN received a letter from Blackacre Capital Management, LLC ("Blackacre") which indicated that Blackacre would like to acquire JCN at $70.00 per share in a cash merger, subject to (i) the completion of due diligence, (ii) the termination of the Merger Agreement by the Board of Directors of JCN under circumstances that would not cause the break-up fee and expense reimbursement payable to Highwoods to exceed $2.5 million, and (iii) "certain structuring for tax advantages" to the JCN shareholders. Blackacre requested access to the books and records of JCN and indicated that if such information establishes a higher valuation for JCN, Blackacre would be willing to consider increasing its offer. A copy of the letter is attached hereto as an exhibit.

         Highwoods has been informed by JCN that JCN responded to Blackacre's letter with a request for additional information regarding Blackacre's purported offer, including a list of the information Blackacre desired to review and a more detailed description of the structure of the proposed transaction. In a letter dated June 19, 1998, Blackacre provided some of the information requested by JCN, and indicated its intention not to commence its due diligence until the Merger Agreement is terminated. A copy of that letter is attached hereto as an exhibit.

         The JCN Board of Directors has expressed concern about certain aspects of Blackacre's offer, including that (a) the transaction structure Blackacre contemplates should not be attempted without IRS approval, and (b) Blackacre will not commence its due diligence until after the Merger Agreement is terminated, meaning that Blackacre would not be obligated to make any offer in the event the Merger is not approved by JCN shareholders. The JCN Board of Directors has expressed its belief that the Merger serves the best interests of JCN shareholders.

         Blackacre, which owns approximately 14% of the outstanding shares of the common stock of JCN, also indicated that it currently intends to vote against the Merger Agreement at the upcoming JCN special meeting and to exercise its appraisal rights for its shares of JCN common stock. Under the Merger Agreement, up to 40% of the shares of JCN common stock may be exchanged for cash in the Merger; the other shares of JCN would be exchanged for shares of Highwoods common stock. Therefore, if the Merger is effected and Blackacre does in fact perfect its dissenters' rights, it would reduce the amount of cash available to shareholders who elect to receive cash for some or all of their shares. Shareholders of JCN are urged to see the discussion of the impact of the perfection of appraisal rights on the components of the Merger consideration under the caption "The Merger -- Terms of the Merger" in the Proxy Statement/Prospectus.

Item 7.           EXHIBITS

         (c)      Exhibits

                  99.1 Letter from Blackacre to JCN Board of Directors, dated June 17, 1998

                  99.2 Letter from Blackacre to Mr. Barrett Brady, dated June 19, 1998

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                  HIGHWOODS REALTY LIMITED PARTNERSHIP
                                  By: Highwoods Properties, Inc., its general
                                      partner

                                  By: /s/ Carman J. Liuzzo
                                      ------------------------------------------
                                      Carman J. Liuzzo
                                      Vice President and Chief Financial Officer


Date: June 23, 1998